Exhibit 99.1

DATE: June 15, 2014

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege (918) 573-4034	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Agrees to Acquire Global Infrastructure Partners’ GP and LP

Interests in Access Midstream Partners for $5.995 Billion;

Plans Higher Dividend; Proposes Subsequent Merger

of Access Midstream Partners and Williams Partners

—	Increasing Access Midstream Partners Ownership to 100% of GP and 50% of LP via Acquisition
—	Planning Williams 3Q 2014 Dividend Up 32% to $0.56, or $2.24 on an Annualized Basis; $2.46 for 2015, With Follow-on Annual Dividend Growth of Approximately 15% through 2017
—	Accelerating Transformation of Williams to Pure-Play GP Holding-Company Structure
—	Proposing Subsequent Merger of Williams Partners and Access Midstream Partners; If Consummated, Creates Industry-Leading MLP With Expected 2015 Adjusted EBITDA of Approximately $5 Billion, Strong Coverage, and 10%-12% Annual LP Distribution Growth Rate Through 2017
—	Expecting 2015 Distributions for Merged MLP to Be at Least 25% Above Access Midstream Partners’ Current 2015 Distribution Guidance; Up More Than 40% vs. Current 2014 Distribution Guidance
—	Acquiring Access Midstream GP, LP Interests Not Contingent on Merger of the Two Partnerships
—	Providing Update on Geismar and Williams Partners Segment Guidance for 2014
—	Holding Investor Call at 10 a.m. EDT Monday to Discuss Acquisition, Business Plans

TULSA, Okla. – Williams (NYSE:WMB) today announced that it has agreed to acquire the 50 percent general partner interest and 55.1 million limited partner units in Oklahoma City-based Access Midstream Partners L.P. (NYSE: ACMP) held by Global Infrastructure Partners II (“GIP”) for $5.995 billion in cash. At the close of trading on Friday, June 13, the 55.1 million LP units had a market value of $3.6 billion. Upon closing, Williams will own 100 percent of the general partner and 50 percent of the limited partner interests in Access Midstream Partners. This transaction follows Williams’ acquisition of its 50 percent GP interest and 23 percent LP interest in Access Midstream Partners in December 2012. Williams expects the acquisition to close in the third quarter of 2014. Following the closing of the acquisition, Williams plans to increase its third-quarter 2014 dividend by 32 percent to $0.56 per share.

Williams also today announced a proposal to merge Williams Partners L.P. (NYSE:WPZ) with and into Access Midstream Partners.

“Today, we’re announcing a series of steps designed to amplify the benefits of our existing relationship with Access Midstream Partners, an increase in our dividend and the acceleration of Williams’ move to a pure-play GP holding company of two leading master limited partnerships,” said Alan Armstrong, Williams’ chief executive officer.

“The proposed merger of Williams Partners and Access Midstream Partners, if consummated, would create an industry-leading, large-scale MLP with substantial positions across the midstream business – spanning natural gas gathering and processing, natural gas transmission pipelines, and NGL and petchem services. Our positions in these businesses provide clearly identified growth for the foreseeable future,” Armstrong said.

The Acquisition of Access Midstream Partners

The acquisition of the additional interests in Access Midstream Partners is expected to increase Williams’ cash flow per share as a result of rapid growth in Access Midstream Partners’ business, which drives attractive growth in its GP/IDR (incentive distribution rights) and LP cash-distributions. Williams expects the acquisition to increase fee-based revenues to more than 80 percent of its gross margin as a result of Access Midstream Partners’ fee-based revenues.

Access Midstream Partners’ business growth is driven by expected production increases in its portfolio of more than 8.3 million acres under dedication in major shale and unconventional producing areas, including the Marcellus, Utica, Eagle Ford, Haynesville, Barnett, Mid-continent and Niobrara.

Williams expects to close the acquisition of GIP’s Access Midstream Partners interests in the third quarter this year. The closing of the acquisition is not conditioned upon the consummation of Williams’ proposed merger of Williams Partners and Access Midstream Partners. Closing of the acquisition is subject only to the receipt of regulatory approvals under provisions of the Hart-Scott-Rodino Act.

“Our acquisition of the additional GP and LP interests in Access Midstream Partners represents a unique, strategic opportunity for investors, customers and the employees of both Access Midstream Partners and Williams,” Armstrong continued. “We expect the acquisition to deliver immediate and future dividend growth for Williams’ shareholders and to further enhance our presence in attractive growth basins. In addition, we expect the acquisition of Access Midstream Partners will fortify Williams’ stable, fee-based business model and support our industry-leading dividend growth strategy.”

Williams plans to fund approximately half of the $5.995 billion acquisition with equity and the remainder with a combination of long-term debt, revolver borrowings and cash on hand. The company expects to repay revolver borrowings with proceeds from the planned drop-down of its remaining NGL & Petchem Services assets and projects. In addition, Williams has entered into a backup financing commitment with respect to a $5.995 billion interim-liquidity facility with UBS Investment Bank, Barclays and Citigroup that would be available to fund the acquisition.

Williams expects to retain its investment-grade credit ratings at two of the three ratings agencies. The company expects the third agency to reduce Williams’ credit rating one notch to sub-investment-grade as a result of the agency’s recently announced proposed change in ratings methodology for general partners, along with Williams’ plans to accelerate its move to a GP holding company and the acquisition announced today. The company expects Williams Partners to retain its current strong BBB investment-grade credit ratings.

Dividend Increases

Williams plans to increase its third-quarter 2014 dividend 32 percent to $0.56, or $2.24 on an annualized basis. In addition to the third-quarter 2014 dividend increase, Williams also is providing new dividend-growth guidance of approximately 15 percent annually – from the higher third-quarter 2014 base – through 2017 with planned dividends of approximately $1.96 in 2014, $2.46 in 2015, $2.82 in 2016, and $3.25 in 2017. The expected quarterly increases in Williams’ dividend are subject to quarterly approval of the company’s board of directors.

Accelerated Transformation to Pure-Play GP Holding Company

To complete Williams’ transition to a pure-play GP holding company, Williams plans to accelerate the drop-down of its remaining NGL & Petchem Services assets and projects to late 2014 or early 2015. Williams expects to have invested approximately $600 million in the drop-down assets by year-end 2014. This drop-down transaction will be subject to MLP board conflicts-committee approval.

Proposed Merger of Access Midstream Partners and Williams Partners

Williams is proposing the merger of Williams Partners with and into Access Midstream Partners following the completion of its acquisition of GIP’s interests in Access Midstream Partners.

Williams proposes Williams Partners merge in a unit-for-unit exchange at a ratio of 0.85 Access Midstream Partners units per Williams Partners unit. The proposal also includes an option for Williams Partners unitholders to take either a one-time special payment of $0.81 per unit, or an equivalent value of additional common units of Access Midstream Partners, to compensate for a lower expected per-unit LP cash distribution in 2015.

The proposed merger terms will be subject to negotiation, review and approval by conflicts committees of each partnership’s board of directors. The conflicts committees, comprised solely of independent board members, are expected to retain legal and financial advisors. Williams expects the proposed merger to be subject to approval by Williams Partners unitholders.

If consummated, the merged MLP would be named Williams Partners L.P. and would become one of the largest and fastest-growing MLPs – with expected 2015 adjusted EBITDA of approximately $5 billion.

Williams expects the merged partnership will be a synergistic combination that is well-positioned to benefit from the ongoing energy infrastructure super-cycle. The company’s operations represent a strategic, expanding footprint that connects the best supplies with the best markets.

The merged MLP would feature large-scale positions across three key components of the midstream sector, including:

—	Natural Gas Pipelines – Transco, Northwest and Gulfstream represent the nation’s premier interstate pipeline network. Transco is the nation’s largest and fastest-growing pipeline system.
—	Gathering and Processing – Large-scale positions in growing natural-gas supply areas in major shale and unconventional producing areas, including the Marcellus, Utica, Piceance, Four Corners, Wyoming, Eagle Ford, Haynesville, Barnett, Mid-continent and Niobrara. Additionally, the business would include oil and natural gas gathering services in the deepwater Gulf of Mexico.
—	Natural Gas Liquids and Petrochemical Services – Unique downstream presence on the Gulf Coast and in western Canada provides differentiated long-term growth.

If the merger is completed, it is anticipated that the merged partnership will be based in Tulsa, Oklahoma. Oklahoma City would become one of the partnership’s major offices, which would also include Houston, Pittsburgh, Salt Lake City and Calgary.

Assuming the merger is consummated in 2014, the merged MLP is expected to have a 2015 distribution increase of at least 25 percent above Access Midstream Partners’ current guidance of $2.79 per unit, with a best-in-class distribution growth rate of 10 to 12 percent through 2017 and strong coverage. Distribution coverage is estimated to be approximately 1.2x in 2015 and at or above 1.1x through 2017.

Expected Benefits of Proposed Merger to Access Midstream Partners Unitholders

—	Significantly broadened customer base, enhanced business platform, expanded technical and operational expertise, and additional opportunities to sustain long-term growth.
—	If the proposed merger is consummated in 2014:
¡	Expected increase in 2015 distributions of at least 25 percent above Access Midstream Partners’ current 2015 distribution guidance. This represents an increase of more than 40 percent above current 2014 distribution guidance.
¡	Expected increase in 2016 distributions of at least 20 percent above Access Midstream Partners’ current 2016 distribution guidance.
¡	Expected best-in-class 10 to 12 percent annual distribution growth rate in each 2016 and 2017. Quarterly distributions will be subject to approval of the merged MLP’s board of directors.
¡	Distribution coverage is estimated to be approximately 1.2x in 2015 and at or above 1.1x through 2017.
—	Expected to improve credit ratings to investment-grade levels, which lowers debt cost and increases access to capital.
—	Expected to increase trading liquidity and broaden appeal to investors as a core MLP holding.

Expected Benefits of Proposed Merger to Williams Partners Unitholders

—	Expected increased scale and diversification with substantial operating footprint in major supply-growth basins in the United States, creating one of the most substantial growth platforms in the industry.
—	Significantly broadens customer base, enhances business platform, expands technical and operational expertise, and drives opportunities to sustain long-term growth.
—	Proposed merger exchange ratio (described above) would provide unitholders with an expected immediate premium.
—	Williams Partners unitholders will receive Access Midstream Partners units with pro-forma best-in-class distribution growth and significant cash coverage – with the combined MLP expected to benefit from attractive equity valuation.
—	Stronger credit profile expected upon integration of Access Midstream Partners’ 100 percent fee-based business.

Expected Benefits of Proposed Merger to Williams Shareholders

—	Provides opportunity to enhance and streamline operations, business-development, commercial and support capabilities.
—	Further simplifies the corporate structure.
—	Aligns Williams Partners and Access Midstream Partners unitholders.
—	Expected to increase efficiency in capital allocation to growth opportunities.
—	Increased growth visibility expected to drive higher Williams valuation.

Additional Perspective on Proposed Merger

“In addition to creating a unique, large-scale MLP with one of the most substantial growth platforms in the industry and operations in top supply-growth basins, the proposed merger of Williams Partners and Access Midstream Partners is designed to deliver best-in-class distribution growth with strong coverage and investment-grade credit,” Armstrong said. “We expect the proposed merger to deliver value for investors in Access Midstream Partners, Williams Partners and Williams.

“One of the truly compelling benefits of the proposed merger is the ability to incorporate the experience and expertise of Access Midstream Partners’ talented employees with our own,” Armstrong continued. “We have had unique visibility with respect to Access Midstream Partners’ talented employees since we made our initial investment. The combination of our teams will enable us to better align resources and seize the opportunities of the more than $25 billion in potential growth investments in our business. We look forward to building on the talents and capabilities across both organizations and maintaining a sizeable presence in Oklahoma City following the merger.”

Financial Guidance and Geismar Update

Williams Partners is lowering its financial guidance for 2014; financial guidance for 2015 and 2016 are unchanged. The 2014 change is primarily the result of delays in Geismar’s expected in-service date and increased construction spending. The updated guidance also reflects various other changes since the company issued guidance in October 2013.

“The strength of Williams Partners’ ongoing business allows us to preserve the growth reflected in its 2015 and 2016 financial guidance,” Armstrong said. “We are lowering the 2014 guidance primarily as a result of delays and cost increases specific to work to bring the expanded, rebuilt Geismar facility back into service. We are now targeting late July for initiation of the startup process.”

The partnership’s current guidance for its 2014 earnings, distributable cash flow and capital expenditures are displayed in the following table:

Williams Partners Guidance		2014
Amounts are in millions except coverage ratio.	Low	Mid	High

DCF attributable to partnership ops. (1)	$2,000	$2,100	$2,200

Total Cash Distribution (2)	$2,340	$2,370	$2,400

Cash Distribution Coverage Ratio (1)	.85x	.89x	.92x

Adjusted Segment Profit (1):	$2,050	$2,150	$2,250

Adjusted Segment Profit + DD&A (1):	$2,945	$3,070	$3,195

Growth Capital Expenditures	$3,370	$3,655	$3,940

(1) Distributable Cash Flow, Cash Distribution Coverage Ratio, Adjusted Segment Profit and Adjusted Segment Profit + DD&A are non-GAAP measures. Reconciliations to the most relevant measures included in GAAP are attached to this news release.

(2) The cash distributions in guidance are on an accrual basis and reflect an approximate annual growth rate in limited partner distributions of 5-7% for 2014.

The Geismar plant rebuild and expansion projects are targeted for initiation of startup in late July. Williams Partners’ financial guidance assumes ethylene sales commencing in mid-August. The delay from the previous expectation of startup initiation in late June resulted from lower than planned construction labor productivity and other factors on both the rebuild and expansion projects. The Geismar expansion project capital spending is expected to increase to $715 million, up $65 million from previous guidance, primarily as a result of such delays.

Additionally, risks associated with the expected full recovery of $500 million in insurance proceeds related to the Geismar incident could result in full-year 2014 distributable cash flow that is below the new guidance range. In May, the insurers approved $50 million of the most recent claim-payment request of $200 million. Upon receipt of such $50 million, expected in June, the total insurance receipts to date will be $225 million. The insurers continue to evaluate Williams Partners’ claims and have recently raised questions around key assumptions involving our business-interruption claim. As a result, the insurers have elected to make a partial payment pending further assessment of these issues. Williams Partners continues to work with insurers in support of all claims, as submitted, and is vigorously pursuing full payment.

Williams is maintaining its consolidated financial guidance for 2014 to 2016 within the existing ranges it has previously published – excluding the effects of the acquisition and other plans it announced today. The company expects to update its guidance on July 30, concurrent with its second-quarter 2014 earnings release, to include the effect of the acquisition as well as Williams Partners’ updated segment guidance. Following closing of the purchase of the GIP interests, Williams expects to consolidate its investment in Access Midstream Partners for purposes of financial reporting. In connection with this transaction, Williams expects to receive tax benefits consistent with those recognized by Williams from its December 2012 initial investment in Access Midstream Partners.

Investor Conference Call

Williams will hold a conference call with investors at 10 a.m. EDT Monday to discuss the substance of this news release. A presentation and a link to the live webcast will be available at www.williams.com shortly before 10 a.m. EDT Monday. A limited number of phone lines will be available at (888) 401-4671. International callers should dial (719) 325-2275.

Advisors

UBS Investment Bank, Barclays and Citigroup acted as financial advisors and Gibson Dunn acted as legal counsel to Williams. Additionally, UBS Investment Bank, Barclays and Citigroup are acting as lead arrangers for the Williams interim-liquidity facility.

Non-GAAP Measures

This press release includes combined adjusted EBITDA for Williams Partners and Access Midstream Partners for 2015, which is a non-GAAP financial measure as defined under the rules of the SEC.

For Williams Partners L.P. we define adjusted EBITDA as net income (loss) attributable to partnership before income tax expense, net interest expense, depreciation and amortization expense, equity earnings from investments and allowance for equity funds used during construction, adjusted for equity investments cash distributions to partnership and certain other items management believes affect the comparability of operating results.

Access Midstream Partners defines adjusted EBITDA as net income (loss) before income tax expense, interest expense, depreciation and amortization expense and certain other items management believes affect the comparability of operating results.

The table below presents a reconciliation of adjusted EBITDA to the nearest GAAP financial measure for 2015 (in millions):

	Williams		Access

	Partners		Midstream		Combined

	Low	High	Low	High	Low	High
Net income after tax attributable to partnership	$1,755	$2,105	$470	$645
Net interest expense	645	665	225	175
Income tax expense	45	55	5	5
Equity earnings from investments	(310)	(340)	-	-
Equity investments cash distributions to partnership	360	400	-	-
Depreciation & amortization (DD&A)	1,010	1,060	550	525
Equity allowance for funds used during construction	(90)	(100)	-	-

Adjusted EBITDA attributable to partnership	$3,415	$3,845	$1,250	$1,350	$4,665	$5,195

This press release also refers to the financial measures – adjusted segment profit, adjusted segment profit + DD&A, distributable cash flow and cash distribution coverage ratio – that are also non-GAAP financial measures as defined under the rules of the SEC.

For Williams Partners L.P., adjusted segment profit excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Adjusted segment profit + DD&A is further adjusted to add back depreciation and amortization expense. Management believes these measures provide investors meaningful insight into Williams Partners L.P.’s results from ongoing operations.

For Williams Partners L.P. we define distributable cash flow as net income plus depreciation and amortization and cash distributions from our equity investments less our earnings from our equity investments, income attributable to noncontrolling interests and maintenance capital expenditures. We also adjust for payments and/or reimbursements under omnibus agreements with Williams and certain other items.

For Williams Partners L.P. we also calculate the ratio of distributable cash flow to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of distributable cash flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither adjusted segment profit, adjusted segment profit + DD&A, adjusted EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams (NYSE: WMB)

Williams is one of the leading energy infrastructure companies in North America. It owns interests in or operates 15,000 miles of interstate gas pipelines, 1,000 miles of NGL transportation pipelines, and more than 10,000 miles of oil and gas gathering pipelines. The company’s facilities have daily gas processing capacity of 6.6 billion cubic feet of natural gas, NGL production of more than 200,000 barrels per day and domestic olefins production capacity of 1.35 billion pounds of ethylene and 90 million pounds of propylene per year. Williams owns approximately 66 percent of Williams Partners L.P. (NYSE: WPZ), one of the largest diversified energy master limited partnerships. Williams Partners owns most of Williams’ interstate gas pipeline and domestic midstream assets. Williams also owns Canadian operations and certain domestic olefins pipelines assets, as well as a significant investment in Access Midstream Partners, L.P. (NYSE: ACMP), a midstream natural gas services provider. The company’s headquarters is in Tulsa, Okla. For more information, visit www.williams.com, where the company routinely posts important information.

The Williams Companies, Inc.

Our reports, filings, and other public announcements may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

—	The closing of, and the sources of funding for, the anticipated transaction with certain Global Infrastructure Partners funds (the “GIP Purchase”);
—	Expected production increases in the producing areas served by Access Midstream Partners, L.P. (“ACMP”), as well as its levels of cash distributions with respect to general partner interests, incentive distribution rights, and limited partner interests;
—	Increases in our fee-based revenues as a percentage of our gross margin following the GIP Purchase;
—	Planned increases in our dividends following the GIP Purchase;
—	The timing of the drop-down of our remaining NGL & Petchem Services assets and projects;
—	The completion of the proposed merger (the “Proposed Merger”) of ACMP and Williams Partners L.P. (“WPZ”), including the approval of the Proposed Merger by the conflicts committees of each partnership and the exchange ratio to be utilized in the Proposed Merger;
—	The benefits of the Proposed Merger to unitholders of ACMP and WPZ, respectively, and to our stockholders;
—	The operations, performance, levels of distributions, and distribution coverage of the merged partnership following the Proposed Merger;
—	Our future credit ratings and the future credit ratings of WPZ and ACMP;
—	The expected timing for the restart of WPZ’s Geismar, Louisiana, olefins plant;
—	The expected timing of receipt and amounts of proceeds from insurance claims related to the Geismar plant;
—	Amounts and the nature of future capital expenditures;
—	Expansion and growth of our business and operations;
—	Financial condition and liquidity;
—	Business strategy;
—	Cash flow from operations or results of operations, including cash flow per share following the GIP Purchase;
—	The levels of dividends to stockholders;
—	Natural gas, natural gas liquids and olefins, supply, prices and demand; and
—	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

—	Whether we will receive necessary regulatory approvals, or be required to make any divestitures, under provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to consummate the GIP Purchase;
—	Whether ACMP will produce sufficient cash flows following the GIP Purchase to provide the level of cash distributions we expect;
—	ACMP’s reliance on a limited number of customers for a substantial majority of its revenues;
—	Whether any nationally-recognized credit rating agency issues a decrease in our credit ratings or the credit ratings of ACMP or WPZ;
—	Our ability to achieve our expected increases in the levels of quarterly dividends;

—	Potential fluctuations in the market prices of WPZ’s or ACMP’s common units following our announcement of the Proposed Merger;
—	Approval of the Proposed Merger, including by the conflicts committees of ACMP and WPZ;
—	Our ability to successfully integrate the businesses of ACMP and WPZ in order to achieve the expected benefits of the Proposed Merger;
—	Our ability to recover expected insurance proceeds related to the Geismar plant;
—	Whether we have sufficient cash to enable us to pay current and expected levels of dividends;
—	Availability of supplies, market demand and volatility of prices;
—	Inflation, interest rates, fluctuation in foreign exchange rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);
—	The strength and financial resources of our competitors and the effects of competition;
—	Whether we are able to successfully identify, evaluate and execute investment opportunities;
—	Our ability to acquire new businesses and assets and successfully integrate those operations and assets into our existing businesses, as well as successfully expand our facilities;
—	Development of alternative energy sources;
—	The impact of operational and development hazards and unforeseen interruptions;
—	Costs of, changes in, or the results of laws, government regulations (including safety and environmental regulations), environmental liabilities, litigation, and rate proceedings;
—	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;
—	Changes in maintenance and construction costs;
—	Changes in the current geopolitical situation;
—	Our exposure to the credit risk of our customers and counterparties;
—	Risks related to financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of capital;
—	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;
—	Risks associated with weather and natural phenomena, including climate conditions;
—	Acts of terrorism, including cybersecurity threats and related disruptions; and
—	Additional risks described in our filings with the Securities and Exchange Commission.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on Feb. 26, 2014, and each of our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.

# # #

Williams Partners L.P. - segment profit guidance – reported to adjusted and adjusted segment profit + DD&A

Dollars in millions		2014 Guidance
	Low	Midpoint	High
Total reported segment profit	$2,160	$2,260	$2,360

Adjustments:
Loss related to compressor station fire	6	6	6

Total adjustments - Northeast G&P	6	6	6

Geismar incident adjustment for insurance and timing	(116)	(116)	(116)

Total adjustments - NGL & Petchem Services	(116)	(116)	(116)

Total segment profit adjustments	(110)	(110)	(110)

Adjusted segment profit:

Total adjusted segment profit	2,050	2,150	2,250

Total DD&A	895	920	945

Total adjusted segment profit + DD&A	$2,945	$3,070	$3,195

Williams Partners L.P. - Distributable cash flow and cash distribution coverage ratio

Dollars in millions		2014 Guidance
	Low	Midpoint	High
Net Income	$1,558	1,668	$1,778
DD&A	895	920	945
Maintenance Capex	(305)	(340)	(375)
Attributable to Noncontrolling Interests	(40)	(45)	(50)
Geismar incident adjustment for insurance and timing	(116)	(116)	(116)
Other /Rounding	31	36	41

Distributable Cash Flow	2,023	2,123	2,223
Less: Pre-Partnership Distributable Cash Flow	23	23	23

Distributable Cash Flow Attributable to Partnership Operations	$2,000	$2,100	$2,200

Cash Distributions 1	$2,340	$2,370	$2,400

Cash Distribution Coverage Ratio	0.85x	0.89x	0.92x

Net Income /Cash Distributions	0.67x	0.70x	0.74x
Note 1: Distributions reflect per-unit increases of 5%-7% annually.